EXHIBIT 99

Lincoln Educational Services Corporation Increases Liquidity and Strengthens Balance Sheet to Leverage Growth Opportunities; Completes $60 Million New Credit Facility and Raises $12.7 Million in Private Placement of Convertible Preferred Stock

WEST ORANGE, N.J., November 14, 2019 – Positioning itself for future growth opportunities, Lincoln Educational Services Corporation (Nasdaq: LINC) completed two financing transactions increasing liquidity by approximately $35 million and bolstering its balance sheet.

The additional liquidity provided by these transactions will strengthen the Company’s balance sheet and provide flexibility to execute long-term growth initiatives such as expansion of existing high demand programs, the addition of new programs with strong employer demand and the expansion of the existing call center which reaches prospective students throughout the country.   In addition, the Company plans to explore strategic acquisitions consistent with the Company’s core business, upgrade training equipment to enhance the student experience, and increase marketing investments that will cost-effectively expand our reach to potential new students in key markets while raising overall brand awareness.

New Credit Facility

The Company executed a new credit agreement with its current lender, Sterling National Bank,  comprised of four separate facilities providing in the aggregate $60 million  The facilities are comprised of: 1) a $20 million term loan funded at closing to refinance the existing facility; 2) a $10 million delayed draw term loan; 3) a $15 million committed revolving line of credit, with a sublimit of up to $10 million for standby letters of credit; and 4) a $15 million cash collateralized line of credit. All of the facilities are senior secured with the term loans maturing in five years, the revolving line of credit maturing in three years, and the cash collateralized line of credit maturing on January 31, 2021.

The new credit facility will increase the Company’s available liquidity by approximately $25.0 million supporting working capital and growth initiatives.  The Company further anticipates to realize annualized interest savings of approximately $1.0 million as a result of a reduction in the interest rate by an anticipated 30%.  The Company’s prior credit facility as of the closing had an outstanding balance of $21.8 million.

Private Placement of Convertible Preferred Stock

The Company completed a private placement of 12,700 shares of Series A 9.6% Convertible Preferred Stock (the “Series A Preferred Stock”) to affiliates of Juniper Investment Company, LLC (“Juniper”) and another investor parties yielding aggregate gross proceeds of $12.7 million.

Each share of Series A Preferred Stock is initially convertible into approximately 424 shares of Lincoln Educational Services Corporation common stock, representing a conversion premium of 40% based upon Lincoln’s closing stock price of $1.68 per share on the NASDAQ on November 14, 2019.   Beginning November 14, 2024, the Company can redeem outstanding Series A Preferred Stock under certain circumstances at a price determined pursuant to the terms of the agreement. The Series A Preferred Stock may be voted on an as-converted basis with the common stock, however both the voting rights and conversion rights are subject to a 19.99% ownership cap for each investor.

In connection with the transaction, John Bartholdson, a co-founder and Partner of Juniper Investment Company, an affiliate of the lead investors, will join the Company’s Board of Directors as an independent member, increasing the number of Board members to 8, with 7 being independent.  Mr. Bartholdson brings more than 25 years of experience and expertise in investment management, corporate strategy and service on a variety of public and private company boards. Mr. Bartholdson was a Partner of Stonington Partners, where he worked from 1997-2011. Previously, he was an analyst at Merrill Lynch Capital Partners from 1992-1994. Mr. Bartholdson received his B.A. from Duke University and his M.B.A. from Stanford Graduate School of Business.

“The increased liquidity positions us to capitalize on new growth opportunities at an exciting time, as we achieved eight consecutive quarters of year-over-year start growth as of September 30, 2019, in the tightest labor market we have experienced in decades, ” said Scott Shaw, President and CEO. “The new credit facility and private placement significantly expands our working capital availability and lowers our interest costs.  We are grateful for the trust and confidence of Juniper’s investors that joined us in our mission to provide superior education and training to our students.  This financing reflects our shared excitement for Lincoln’s near-term and long-term growth opportunities.  We are pleased to welcome John to our Board of Directors with his wealth of knowledge and expertise that will benefit our organization.”

Mr. Bartholdson stated, "I appreciate the opportunity to join Lincoln’s Board of Directors, as I see an unwavering commitment over the past 70 years to advance students through career technical education and training.  I also see the opportunity for Lincoln to capitalize on additional growth opportunities using the expanded liquidity that our investment and the new credit agreement provide.  I look forward to working with Scott, the Board and the entire team at Lincoln as they continue to make progress on their strategic initiatives to drive improved student outcomes, operating performance, financial results and shareholder value.”

Additional information regarding the terms of the new credit facility and the private placement of the Series A Preferred Stock is provided in the Current Report on Form 10Q to be filed with the SEC on November 14, 2019.

ABOUT LINCOLN EDUCATIONAL SERVICES CORPORATION

Lincoln Educational Services Corporation is a provider of diversified career-oriented post-secondary education and helping to provide solutions to America’s skills gap.  Lincoln offers recent high school graduates and working adults degree and diploma programs.  The Company operates under three reportable segments: Transportation and Skilled Trades, Healthcare and Other Professions and Transitional. Lincoln has provided the nation’s workforce with skilled technicians since its inception in 1946. For more information, go to www.lincolntech.edu.

SAFE HARBOR

Statements in this press release and in oral statements made from time to time by representatives of Lincoln Educational Services Corporation regarding Lincoln’s business that are not historical facts may be “forward-looking statements” as that term is defined in the federal securities law. The words “may,” “will,” “expect,” “believe,” “anticipate,” “project,” “plan,” “intend,” “estimate,” and “continue,” and their opposites and similar expressions are intended to identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved, if at all.  Generally, these statements relate to business plans or strategies, projected or anticipated benefits from acquisitions or dispositions to be made by the Company or projections involving anticipated revenues, earnings or other aspects of the Company’s operating results.  The Company cautions you that these statements concern current expectations about the Company’s future performance or events and are subject to a number of uncertainties, risks and other influences many of which are beyond the Company’s control, that may influence the accuracy of the statements and the projects upon which the statements are based. The events described in forward-looking statements may not occur at all. Factors which may affect the Company’s results include, but are not limited to, the risks and uncertainties discussed in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the Securities and Exchange Commission.  Any one or more of these uncertainties, risks and other influences could materially affect the Company’s results of operations and financial condition and whether forward-looking statements made by the Company ultimately prove to be accurate and, as such, the Company’s actual results, performance and achievements could materially differ from those expressed or implied in these forward-looking statements. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to, our failure to comply with the extensive regulatory framework applicable to our industry or our failure to obtain timely regulatory approvals in connection with acquisitions or a change of control of our Company; our success in updating and expanding the content of existing programs and developing new programs for our students in a cost-effective manner or on a timely basis; risks associated with changes in applicable federal laws and regulations; uncertainties regarding our ability to comply with federal laws and regulations, such as the 90/10 rule and prescribed cohort default rates; risks associated with the opening of new campuses; risks associated with integration of acquired schools; industry competition; our ability to execute our growth strategies; conditions and trends in our industry; general economic conditions; and other factors discussed in the “Risk Factors” section of our Annual Reports and Quarterly Reports filed with the Securities and Exchange Commission.  All forward-looking statements are qualified in their entirety by this cautionary statement, and Lincoln undertakes no obligation to publicly revise or update any forward-looking statements, whether as a result of new information, future events or otherwise after the date hereof.

LINCOLN EDUCATIONAL SERVICES CORPORATION
Brian Meyers, CFO
973-736-9340

EVC GROUP LLC
Investor Relations: Doug Sherk, dsherk@evcgroup.com; 415-652-9100
Media Relations: Tom Gibson, 201-476-0322